Exhibit 2.1

AGREEMENT AND PLAN

OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2013 (the “Agreement”), is by and among Flotek Industries, Inc., a Delaware corporation (“Flotek”), Flotek Acquisition Inc., a Delaware corporation (“Acquisition Sub”), Florida Chemical Company, Inc., a Florida corporation (the “Company”), and the stockholders of the Company (each a “Stockholder” and, collectively, the “Stockholders”).

RECITALS:

WHEREAS, Flotek desires to acquire the Company as a wholly-owned subsidiary through the merger of the Company into Acquisition Sub;

WHEREAS, the Board of Directors of Flotek deems it advisable and in the best interest of Flotek that it acquire all of the stock of the Company by virtue of the merger of the Company with and into Acquisition Sub pursuant to the terms hereof; and

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interest of the Company and the Stockholders that the Company be acquired by Flotek pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Florida Business Corporation Act (the “Florida Act”) and the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into Acquisition Sub and the separate existence of the Company shall thereupon cease. The merger of the Company into Acquisition Sub pursuant to the immediately preceding sentence is referred to herein as the “Merger”. The Merger shall have the effects set forth in the applicable provisions of the Florida Act and the DGCL. The Acquisition Sub shall be the surviving entity in the Merger and is hereinafter sometimes referred to as the “Surviving Entity.”

Section 1.2. Effective Time of the Merger. The Merger shall become effective at such time (the “Effective Time”) as articles of merger are filed with the Secretary of State of the State of Florida in accordance with the Florida Act and a certificate of merger is filed with the Secretary of State of Delaware in accordance with the DGCL (the “Merger Filings”). The Merger Filings shall be made simultaneously with or as soon as practicable after the Closing.

Section 1.3. Consent of the Stockholders. Each of the Stockholders hereby: (i) represents to Flotek that such Stockholder has and does hereby vote for, approve and consent to the Merger as may be required pursuant to the Florida Act and the governing documents of the

Company, and (ii) covenants and agrees that such Stockholder will not at any time revoke his vote for, approval and/or consent to the Merger except in the case of a termination of this Agreement pursuant to the terms of this Agreement. Each Stockholder hereby waives any appraisal rights he may otherwise have with respect to the Merger pursuant to the Florida Act and any other rights he may otherwise have to receive any consideration other than the Merger Consideration in connection with the Merger.

Section 1.4. Rules of Construction and Definitions. Certain rules of construction are set forth in Section 8.1. The definitions of certain terms are set forth in Section 8.2. An index indicating the locations of the definitions of certain terms used herein is set forth in Section 8.3.

ARTICLE II

THE SURVIVING ENTITY

Section 2.1. Organizational Documents.

(a) The articles of incorporation of the Acquisition Sub, as in effect immediately prior to the Effective Time, shall as of the Effective Time be the articles of incorporation of the Surviving Entity until thereafter amended as provided therein or by Applicable Law.

(b) The bylaws of the Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity as of the Effective Time until thereafter amended as provided therein or by Applicable Law.

Section 2.2. Directors. The directors of the Surviving Entity as of the Effective Time shall be the individuals set forth on Schedule 2.2 attached hereto. Such directors shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.3. Officers. The officers of the Surviving Entity as of the Effective Time shall be the individuals set forth on Schedule 2.3 attached hereto. Such officers shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF STOCK

Section 3.1. Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Flotek, Acquisition Sub, the Company, or the Stockholders:

(a) The shares of voting common stock of the Company which are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) an aggregate of US $49,500,000 in cash (the “Cash Portion”), and (ii) subject to the remainder of this Section 3.1, 3,284,180 shares of Flotek Common Stock (the “Flotek Shares”). The Cash Portion and the Flotek Shares are referred to, together, as the “Merger Consideration.” The

Merger Consideration, as adjusted pursuant to this Section 3.1, shall be allocated among the Stockholders as set forth on Schedule 3.1 attached hereto and by this reference made a part hereof. Notwithstanding the foregoing, $5,000,000 of the Cash Portion and $5,000,000 worth of the Flotek Shares valued at the Closing Stock Value (the “Escrow Deposit”) shall be delivered at Closing to the Escrow Agent, to be held in the Escrow Account and disbursed therefrom by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(b) At the Effective Time, all shares of voting common stock of the Company issued and outstanding immediately prior to the Effective Time will no longer be outstanding and all such pre-existing voting common stock of the Company will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any such stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article III.

(c) No certificates or scrip representing less than one share of stock of Flotek Common Stock shall be issued as part of the Merger Consideration. In lieu of any such fractional share, each Stockholder who would otherwise have been entitled to a fraction of a share of Flotek Common Stock (after aggregating all fractional shares of Flotek Common Stock issuable to such holder pursuant to the Merger) shall be paid in cash (without interest) an amount equal to such fraction multiplied by the Closing Stock Value.

Section 3.2. Net Working Capital Procedures.

(a) The Parties acknowledge that the Merger Consideration is based in part on the Company having Net Working Capital as of April 30, 2013 (the “Closing Balance Sheet Date”) in an amount somewhere between $11,500,000 and $12,500,000. No later than three Business Days prior to the Closing Date, the Company shall prepare or cause to be prepared and deliver or cause to be delivered a consolidated balance sheet of the Company Group as of the Closing Balance Sheet Date, which consolidated balance sheet shall be prepared in accordance with GAAP; provided, however, that, even if inconsistent with GAAP, such consolidated balance sheet shall not take into account the Transaction, other than as otherwise provided in Section 3.2(b) and Section 6.2(a) below (such consolidated balance sheet prepared in accordance with this Section 3.2(a) being referred to as the “Estimated Closing Date Balance Sheet” and the Net Working Capital shown thereon being referred to as the “Estimated Net Working Capital”).

(b) The Parties agree that the Net Working Capital as of the Closing Balance Sheet Date will be reduced by payments made by the Company to satisfy the Change of Control Payment Obligations identified on Schedule 3.2 attached hereto, which payments will be treated as having been made by the Company prior to the Closing for both accounting and tax purposes.

(c) If the Estimated Net Working Capital exceeds $12,500,000, then the Cash Portion shall be increased by the amount of such excess.

(d) If the Estimated Net Working Capital is less than $11,500,000, then the Cash Portion shall be decreased by an amount equal to the amount by which the Estimated Net Working Capital is less than $11,500,000.

(e) Following the Closing, Flotek and its representatives shall have the reasonable opportunity to examine the Estimated Closing Date Balance Sheet and the supporting schedules, analyses, work papers and other underlying records or documentation as are reasonably necessary and appropriate for Flotek to confirm or object to the Company’s calculation of the Estimated Net Working Capital shown on the Estimated Closing Date Balance Sheet. The Stockholders shall cooperate with Flotek and their representatives in connection with such examination, including providing answers to questions asked by Flotek and their representatives. For the purpose of confirming the Estimated Net Working Capital, Flotek shall prepare or cause to be prepared a consolidated balance sheet of the Company as of the Closing Balance Sheet Date, which consolidated balance sheet shall be prepared using the same principles and policies used to prepare the Estimated Closing Date Balance Sheet in accordance with Section 3.2(a) (such consolidated balance sheet being referred to as the “Final Closing Date Balance Sheet”).

(f) No later than the date that is three (3) months after the Closing Date, Flotek shall deliver or cause to be delivered to the Stockholders’ Representative the Final Closing Date Balance Sheet, together with a worksheet showing the difference, if any, between the Net Working Capital shown on the Final Closing Date Balance Sheet (the “Final Net Working Capital”) and the Estimated Net Working Capital shown on the Estimated Closing Date Balance Sheet. Following the delivery of such Final Closing Date Balance Sheet and such worksheet to the Company, Flotek shall afford the Stockholders’ Representative and his representatives the reasonable opportunity to examine such Final Closing Date Balance Sheet, such worksheet and such supporting schedules, analyses, work papers and other underlying records or documentation that are in Flotek’s possession or control as are reasonably necessary and appropriate for the Stockholders’ Representative to confirm or object to Flotek’s calculation of the Final Net Working Capital shown on the Final Closing Date Balance Sheet. Flotek shall cooperate with the Stockholders’ Representative and his representatives in connection with such examination, including providing answers to questions asked by the Stockholders’ Representative and its representatives. If, within 45 days after the date of the delivery to the Company of the Final Closing Date Balance Sheet, the Stockholders’ Representative disagrees in good faith with any item included in the calculation of the Final Net Working Capital shown on the Final Closing Date Balance Sheet (such disputed items being the “Disputed Working Capital Items”), then the Stockholders’ Representative may give written notice (a “Working Capital Dispute Notice”) to Flotek within such 45-day period, which Working Capital Dispute Notice shall: (i) set forth the Stockholders’ Representative’s proposed resolution of the Disputed Working Capital Items (including the calculation of the Stockholders’ Representative of the Final Net Working Capital, taking into account such proposed resolution of the Disputed Working Capital Items), (ii) specify in reasonable detail the Stockholders’ Representative’s basis for disagreement with respect to the Disputed Working Capital Items and (iii) include materials showing in reasonable detail the Stockholders’ Representative’s support for such position. Any matters set forth in the Final Closing Date Balance Sheet that are not included as Disputed Working Capital Items in a timely delivered Working Capital Dispute Notice shall be deemed accepted by the Stockholders’ Representative and shall be final and binding for all purposes under this Agreement, and (A) the failure by the Stockholders’ Representative to provide a Working Capital Dispute Notice within such 45-day period or (B) the delivery by the Stockholders’ Representative to Flotek during such 45-day period of a written notice stating that the Stockholders’ Representative has elected not to deliver a Working Capital Dispute Notice, will constitute a full and complete acceptance of the Final Closing Date Balance Sheet as prepared by Flotek, and such Final Closing Date Balance Sheet shall be final and binding for all purposes under this Agreement. If Flotek and the Stockholders’ Representative are unable to resolve any disagreement between them with respect to the Disputed Working Capital Items within 15 days after the delivery of a Working Capital Dispute Notice by the Stockholders’ Representative to Flotek, then the Disputed Working Capital Items (but no others) may be referred by the Stockholders’ Representative or Flotek for determination to the Independent Accountant. Each of the Stockholders’ Representative and Flotek shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Working Capital Item (including their respective calculation of the Final Net Working Capital, taking into account such proposed resolution of the Disputed Working Capital Items) within 15 days from the date of the referral of the disagreement to the Independent Accountant. The Independent Accountant shall make a written determination of the Final Net Working Capital as promptly as practicable, but in any event within 30 days after the date on which the disagreement is referred to the Independent Accountant, after taking into account the Final Net Working Capital as calculated by the Stockholders’ Representative and by Flotek and their respective positions as to each Disputed Working Capital Item, and such determination shall be final and binding for all purposes under this Agreement. If at any time the Stockholders’ Representative and Flotek resolve their dispute, then notwithstanding the preceding provisions of this Section 3.2(e), the Independent Accountant’s involvement promptly shall be discontinued and the Final Closing Date Balance Sheet shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement. Each Party shall make readily available to the Independent Accountant all relevant Books and Records relating to the Final Closing Date Balance Sheet and all other items reasonably requested by the Independent Accountant in connection with resolving the disagreement regarding the Disputed Working Capital Items. The Stockholders, on one hand jointly and severally, and Flotek, on the other hand, shall each be responsible for paying fifty percent (50%) of the costs and expenses of the Independent Accountant. The decision of the Independent Accountant shall be final and binding for all purposes of this Agreement and the Final Closing Date Balance Sheet shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement.

(g) Following the final determination of the Final Closing Date Balance Sheet in accordance with Section 3.2(e), if:

(i) the Estimated Net Working Capital was less than $11,500,000 and the Final Net Working Capital is less than the Estimated Net Working Capital, then the Stockholders, shall be jointly and severally required (except as otherwise provided in Section 7.7(d) below) to promptly (but in any event within fifteen Business Days after the final determination of Final Net Working Capital pursuant to the terms hereof) pay to Flotek in cash an amount equal to the amount by which the Final Net Working Capital is less than the Estimated Working Capital; or

(ii) the Estimated Net Working Capital was less than $11,500,000 and the Final Net Working Capital is greater than the Estimated Working Capital but not greater than $12,500,000, then Flotek shall promptly (but in any event within fifteen Business Days after the final determination of the Final Net Working Capital pursuant to the terms hereof) pay to the Stockholders in cash an amount equal to the lesser of (i) the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital, or (ii) the amount by which the Estimated Net Working Capital was less than $11,500,000; or

(iii) the Estimated Net Working Capital was less than $11,500,000 and the Final Net Working Capital is greater than $12,500,000, then Flotek shall promptly (but in any event within fifteen Business Days after the final determination of the Final Net Working Capital pursuant to the terms hereof) pay to the Stockholders in cash an amount equal to the sum of the following: (i) the amount by which the Estimated Net Working Capital was less than $11,500,000; and (ii) the amount by which the Final Net Working Capital exceeds $12,500,000; or

(iv) the Estimated Net Working Capital was greater than $11,500,000, but not greater than $12,500,000, and the Final Net Working Capital is less than $11,500,000, then the Stockholders, shall be jointly and severally required (except as otherwise provided in Section 7.7(d) below) to promptly (but in any event within fifteen Business Days after the Closing) pay to Flotek in cash an amount equal to the amount by which the Final Net Working Capital is less than $11,500,000; or

(v) the Estimated Net Working Capital was less than $12,500,000, but not less than $11,500,000, and the Final Net Working Capital exceeds $12,500,000, then Flotek shall promptly (but in any event within fifteen Business Days after the final determination of Final Net Working Capital pursuant to the terms hereof) pay to the Stockholders in cash an amount equal to the amount by which the Final Net Working Capital exceeds $12,500,000, allocated among the Stockholders in accordance with Proportionate Ownership; or

(vi) the Estimated Working Capital was greater than $12,500,000 and the Final Net Working Capital is less than $11,500,000, then the Stockholders, shall be jointly and severally required (except as otherwise provided in Section 7.7(d) below) to promptly (but in any event within fifteen Business Days after the Closing) pay to Flotek in cash an amount equal to the sum of the following: (i) the amount by which the Estimated Net Working Capital exceeded $12,500,000, and (ii) the amount by which the Final Net Working Capital is less than $11,500,000; or

(vii) the Estimated Net Working Capital was greater than $12,500,000 and the Final Net Working Capital is less than $12,500,000 but greater than $11,500,000, then the Stockholders, shall be jointly and severally required (except as otherwise provided in Section 7.7(d) below) to promptly (but in any event within fifteen Business Days after the Closing) pay to Flotek in cash an amount equal to the amount by which the Estimated Net Working Capital exceeded $12,500,000; or

(viii) the Estimated Working Capital was greater than $12,500,000 and the Final Net Working Capital is less than the Estimated Net Working Capital but more than $12,500,000, then the Stockholders, shall be jointly and severally required (except as otherwise provided in Section 7.7(d) below) to promptly (but in any event within fifteen Business Days after the Closing) pay to Flotek in cash an amount equal to the amount by which the Final Net Working Capital is less than the Estimated Net Working Capital; or

(ix) the Estimated Working Capital was greater than $12,500,000 and the Final Net Working Capital exceeds the Estimated Net Working Capital, then Flotek shall cause the Company to promptly (but in any event within fifteen Business Days after the final determination of Final Net Working Capital pursuant to the terms hereof) pay to the Stockholders in cash an amount equal to such excess, allocated among the Stockholders in accordance with Proportionate Ownership.

Section 3.3. No Further Ownership Rights in the Company. The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the stock of the Company, and there shall be no further registration of transfers on the records of the Surviving Entity of stock of the Company which were outstanding immediately prior to the Effective Time.

Section 3.4. Taking of Necessary Action; Further Action. Each of Flotek, Acquisition Sub, the Company and the Stockholders will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and representatives of the Company and Acquisition Sub in office immediately prior to the Effective Time are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action.

Section 3.5. Tax Consequences. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 3.6. Closing. The closing (the “Closing”) of the Transaction shall take place at the offices of counsel to Flotek in Houston, Texas simultaneously with the execution and delivery of this Agreement by the Parties. At the Closing, each of the Parties shall take actions and execute such documents and instruments as may be reasonably required to consummate the Transaction. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE IV

REPRESENTATIONS

AND WARRANTIES OF ACQUISITION SUB AND FLOTEK

Acquisition Sub and Flotek, jointly and severally represent and warrant to the Company and the Stockholders as follows:

Section 4.1. Organization and Qualification. Each of Acquisition Sub and Flotek is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 4.2. Authority; Non Contravention; Approvals.

(a) Each of Acquisition Sub and Flotek has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement has been approved by the Boards of Directors of Acquisition Sub and Flotek, and the stockholders of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub and Flotek, including, without limitation, any stockholder approval with respect to Acquisition Sub or Flotek, are necessary to authorize the execution and delivery of this Agreement or the consummation by Acquisition Sub or Flotek of the Transaction. This Agreement has been duly executed and delivered by Acquisition Sub and Flotek, and, assuming the due authorization, execution and delivery hereof by the Company and the Stockholders, constitutes a valid and legally binding agreement of Acquisition Sub and Flotek enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Acquisition Sub and Flotek and the consummation by Acquisition Sub and Flotek of the Transaction does not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Acquisition Sub or Flotek under any of the terms, conditions or provisions of (i) the charter or bylaws of Acquisition Sub or Flotek, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Acquisition Sub or Flotek or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Acquisition Sub or Flotek is now a party or by which Acquisition Sub or Flotek or any of its properties or assets may be bound or affected.

(c) Except for any filings or approvals required pursuant to the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Acquisition Sub or Flotek or the consummation by Acquisition Sub of the Transaction.

Section 4.3. Reports and Financial Statements.

(a) Flotek has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

(b) Flotek has previously made available or delivered to the Company and the Stockholders copies of all reports, including annual, quarterly and current reports, or registration statements filed by Flotek with the SEC, including but not limited to the Form 10-K filed by Flotek with respect to the period ending December 31, 2012 (the “10-K”). The financial statements contained in the 10-K have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of Flotek and its subsidiaries.

(c) The 10-K did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.4. Absence of Certain Changes or Events. Except as disclosed in the 10-K, since December 31, 2012 the businesses of Flotek and its subsidiaries have been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a material adverse effect on Flotek’s results of operations or financial condition taken as a whole.

Section 4.5. Brokers and Finders. Except for amounts payable to ERC Holding Corp., neither Acquisition Sub nor Flotek has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Acquisition Sub or Flotek to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the Transaction. There is no claim for payment by Acquisition Sub or Flotek of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE STOCKHOLDERS

The Company and each Stockholder jointly and severally (except as otherwise provided in Section 7.7(d) below) represent and warrant to Flotek and the Acquisition Sub that, except as provided in the Disclosure Schedule:

Section 5.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, each of which jurisdiction is listed in the Disclosure Schedule. True, accurate and complete copies of the Charter Documents of each member of the Company Group, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Acquisition Sub.

Section 5.2. Stock Ownership. The Stockholders own all of the issued and outstanding equity stock of the Company, as more particularly reflected on Schedule 5.2 of the Disclosure Schedule. Neither the Company nor any of the Stockholders are a party to any option, warrant, purchase right, conversion right, commitment or other Contract (other than this

Agreement) that could require the Company or any of the Stockholders to issue, sell, transfer, or otherwise dispose of any capital stock of the Company. There is no voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

Section 5.3. Subsidiaries. The Company owns all of the equity stock, membership interests, or other equity ownership interests of each of the Company Subsidiaries. Except as set forth on Schedule 5.3 of the Disclosure Schedule, the Company Subsidiaries are the only entities in which the Company holds or has the right to acquire any equity interest. No member of the Company Group is a party to any option, warrant, purchase right, conversion right, commitment or other Contract (other than this Agreement) that could require the member of the Company Group to issue, sell, transfer, or otherwise dispose of any capital stock of a Company Subsidiary. There is no voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of a Company Subsidiary. Each Company Subsidiary: (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, each of which jurisdiction is listed on Schedule 5.3 of the Disclosure Schedule. True, accurate and complete copies of the Charter Documents of the Company Subsidiaries, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Flotek and the Acquisition Sub.

Section 5.4. Authority; Non Contravention; Approvals.

(a) The Company and each Stockholder have full power and authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement has been approved by the Board of Directors and stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the Transaction. This Agreement has been duly executed and delivered by the Company and each Stockholder, and, assuming the due authorization, execution and delivery hereof by Acquisition Sub and Flotek, constitutes a valid and legally binding agreement of the Company and each Stockholder, enforceable against the Company and such Stockholder in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) Except as set forth on Schedule 5.4(b) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and each Stockholder and the consummation by the Company and such Stockholder of the Transaction do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien, upon any of the properties or assets of the Company Group under any of the terms, conditions or provisions of (i) the Charter Documents of any member of the Company Group, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to any member of the Company Group or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any Material Contract (as defined in Section 5.21) to which any member of the Company Group is now a party or by which such entity or any of its respective properties or assets may be bound or affected.

(c) Except for any filings or approvals required pursuant to the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company and such Stockholder or the consummation by the Company and such Stockholder of the Transaction.

Section 5.5. Financial Statements. The Company has furnished Flotek and Acquisition Sub with an audited balance sheet, income statement and statement of cash flow for the Company for the fiscal years ending December 31, 2011 and December 31, 2012, and an unaudited balance sheet and income statement for the three (3) months ending March 31, 2013 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and are accurate and complete in all material respects and fairly present the financial condition and result of operations of the Company Group.

Section 5.6. Absence of Certain Changes or Events. Since December 31, 2012 through the date of this Agreement, except as described on Schedule 5.6 of the Disclosure Schedule:

(a) there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of any member of the Company Group, whether or not covered by insurance, which property or assets are material to the operations or business of the Company Group taken as a whole, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of the capital stock of the Company or any split, combination or reclassification of shares of capital stock declared or made by the Company, (iv) any increase in compensation payable or benefits to directors, executive officers or key employees of any member of the Company Group, or (v) any commitment or agreement to do any of the actions in subsections (iii) or (iv); and

(b) there has not been with respect to any member of the Company Group: (i) any extraordinary losses suffered, (ii) any material assets mortgaged, pledged or made subject to any Lien, other than a Permitted Lien or a Lien which will not continue following the Closing, (iii) any increase in any bad debt, contingency or other reserve, except, in each case, in the ordinary course of business and consistent with past practice, (iv) any Liabilities paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of Liabilities reflected or reserved against in the Base Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Base Balance Sheet Date, (v) any write off as uncollectible of any notes or accounts receivable, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on the Company Group’s Books and Records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any change in any method of accounting or accounting practice, (viii) any cancellation of any debts or waiver of any claims or rights in excess of $50,000 or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) in excess of $50,000, other than sales of inventory in the ordinary course of business, (ix) any aggregate capital expenditures and commitments in excess of $500,000 (on a consolidated basis) for additions to property or equipment, (x) any transaction other than in the ordinary course of business, or agreement to do any of the foregoing, or (xi) the taking of any of the actions set forth on Exhibit 5.6.

Section 5.7. Accounts Receivable. The accounts receivable of the Company Group reflected in the Base Balance Sheet and/or which are taken into account in the determination of Net Working Capital are valid, genuine and subsisting, arise out of bona fide sales and delivery of goods, performance of services or other business transactions in the ordinary course of business. Except as described on Schedule 5.7 of the Disclosure Schedule, all such accounts receivable are current and collectible net of any reserves shown on the Financial Statements, and subject to such reserve, will be collected in full, without any set off and without resort to litigation, within 90 days after the Closing.

Section 5.8. Inventory. The Company Group owns its inventory free and clear of all Liens except Permitted Liens. None of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Except as described on Schedule 5.8 of the Disclosure Schedule, such inventory was acquired for sale in the ordinary course of business and is in good and saleable condition and is not obsolete, slow moving or damaged, except to the extent reflected in reserves set forth in the Base Balance Sheet. Except as disclosed on Schedule 5.8 of the Disclosure Schedule, such inventory is located at the improvements located on the Company Facilities and none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

Section 5.9. Real Property.

(a) No member of the Company Group owns any fee interest in any real property, except the real estate described as now owned by the Company Group in Schedule 5.9(a) of the Disclosure Schedule (the “Company Facilities”). The Company Facilities are owned by the member of the Company Group indicated in Schedule 5.9(a) of the Disclosure Schedule, free and clear of any Lien, except for Permitted Liens. None of the Company Facilities are subject to (i) any leases or any right of any third party to use or occupy any portion of the Company Facilities, or (ii) any outstanding options, rights of first offer or rights of first refusal.

(b) The Company does not lease or occupy any real estate other than the Company Facilities.

(c) The improvements included in the Company Facilities are adequate for the operation of the Business. There are no facts or circumstances affecting any of the Company Facilities that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Company Facilities as currently operated. The possession and quiet enjoyment of the Company Facilities by the Company Group has not been disturbed, nor has the Company received notice of any condemnation, expropriation, or other proceedings in eminent domain affecting any of the Company Facilities.

(d) The use by the Company Group of the Company Facilities in the normal conduct of its business does not violate any applicable building, zoning or other law, ordinance or regulation.

(e) The Company Group has not experienced and/or received any notice of any material interruption in the delivery of adequate quantities of any utilities or other public services to the Company Facilities required by the Company Group in the normal operation of the Business.

Section 5.10. Personal Property.

(a) Schedule 5.10(a) of the Disclosure Schedule lists each material item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property other than inventory used or held for use by any member of the Company Group or its Affiliates in connection with the Business (the “Scheduled Personal Property”).

(b) The Scheduled Personal Property and all other tangible personal property used or held for use by the Company Group in connection with the Business (together, the “Personal Property”) constitute all of the tangible personal property other than inventory necessary for the continued ownership, use and operation of the Business consistent in all material respects with the ordinary course of business of the Company Group and with the practices of the Company Group since December 31, 2012 and as of the date of this Agreement.

(c) Except as set forth on Schedule 5.10(c) of the Disclosure Schedule, the Company Group has good title to all Personal Property free and clear of all Liens except Permitted Liens. Upon the consummation of the Transaction, the Surviving Entity will have good title to all Personal Property free and clear of all Liens except Permitted Liens.

(d) Except as set forth on Schedule 5.10(b) of the Disclosure Schedule, each item of Personal Property is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its primary use since December 31, 2012 (or later acquisition date).

Section 5.11. Assets Necessary to the Business. Except as set forth on Schedule 5.11 of the Disclosure Schedule, at and after the Closing, the Company Assets (a) will constitute all of the assets necessary or required to permit the Company Group to carry on the Business in substantially the same manner as presently conducted and as conducted by the Company Group since December 31, 2012, and (b) constitute all of the assets of the Company Group used in the Business presently.

Section 5.12. Intellectual Property.

(a) Neither the Company Group nor its Business as presently conducted has, in any material respect, interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties; and no member of the Company Group has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict with any Intellectual Rights of third parties (including any claim that the Company Group must license or refrain from using any Intellectual Property rights of any third party). Except as described on Schedule 5.12(a) of the Disclosure Schedule, to the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of any member of the Company Group.

(b) Schedule 5.12(b) of the Disclosure Schedule identifies each patent or registration that has been issued to any member of the Company Group with respect to any of their Intellectual Property, identifies each pending patent application or application for registration that any member of the Company Group has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission that any member of the Company Group has granted to any third party with respect to any of its Intellectual Property. The Company has delivered to Flotek and the Acquisition Sub correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property identified in Schedule 5.12(b) of the Disclosure Schedule:

(i) The Company Group possesses all right, title, and interest in and to the item, free and clear of any Lien other than Permitted Liens;

(ii) No member of the Company Group is subject to any outstanding injunction, judgment, order, decree, ruling, or charge restricting its use of such item; and

(iii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item.

(iv) Schedule 5.12(c) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any member of the Company Group uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Flotek and Acquisition Sub correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Schedule 5.12(c) of the Disclosure Schedule:

(v) The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(vi) No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder.

(vii) To the Knowledge of the Company, no party to the license, sublicense, or permission has repudiated any provision thereof;

(viii) No member of the Company Group has granted any sublicense or similar right to any third party with respect to the license, sublicense, agreement, or permission; and

(ix) To the Knowledge of the Company, no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by, any member of the Company Group, including without limitation, a failure by the Company to pay any required maintenance fees).

Section 5.13. Labor, Benefit and Employment Agreements.

(a) Schedule 5.13 of the Disclosure Schedule lists all of the employees of any member of the Company Group and describes any obligation on the part of the Company to any of its employees (the “Employees”) to pay regular salaries or hourly compensation and bonus opportunity during the period of their employment and the manner in which they have been paid. Except as described on Schedule 5.13 of the Disclosure Schedule, no member of the Company Group is utilizing the services of any individual independent contractor on a regular weekly basis.

(b) There are no controversies pending or, to the Knowledge of the Company, threatened between any member of the Company Group on the one hand and any of the Employees on the other. Schedule 5.13 of the Disclosure Schedule describes all bonuses and other compensation and any obligation of any member of the Company Group to pay severance or other payments which will be payable to any of the Employees as a result of, or in connection with, the consummation of the Transaction.

(c) Schedule 5.13 of the Disclosure Schedule sets forth each (i) collective bargaining agreement or other written agreement covering unionized employees with respect to which any member of the Company Group has any Liability, (ii) bonus, deferred compensation, stock option, stock purchase, retirement, severance, welfare, incentive, pension, profit sharing, retirement, change in control, or retention plan, policy, arrangement or agreement, including any plan constituting an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, maintained by any member of the Company Group or any organization which, together with the Company, would be treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code, or to which any member of the Company Group or any such organization contributes (or has any obligation to contribute) or is a party or with respect to which any member of the Company Group has any Liability (collectively, the “Employee Plans”), and (iii) written employment or other compensation policies, arrangements and agreements with respect to any non-hourly and/or non-union employee(s) of any member of the Company Group (collectively, the “Company Employment Agreements”). Schedule 5.13 of the Disclosure Schedule describes all Change of Control Payment Obligations.

(d) No union is now certified or has claimed in writing the right to be certified as a collective bargaining agent to represent any employees of any member of the Company Group, and there are no organizational activities or labor disputes existing or, to the Knowledge of the Company, threatened, involving organizational activities, picketing, strikes, slowdowns, work stoppages, job actions or lockouts of any employees of any member of the Company Group.

(e) No member of the Company Group has received written notice of any unfair labor practice charges or petitions for election filed, pending or being litigated before the National Labor Relations Board or any State labor relations board involving any member of the Company Group. The Company has not received any written notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours involving the Company.

(f) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) Each Employee Plan has been administered and operated in compliance with all applicable statutes, rules and regulations, except as could not reasonably be expected to result in a material Liability to the Company Group;

(h) No Employee Plan provides for post-employment or retiree welfare benefits, except as required under Section 4980B of the Code;

(i) No member of the Company Group has filed an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Employee Plan;

(j) No claim, action or litigation, has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Employee Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims), which could reasonably be expected to result in material Liability to the Company;

(k) No Employee Plan has assets that include securities issued by the Company;

(l) No member of the Company Group, nor, to the Knowledge of the Company, any other “disqualified Person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

(m) To the Knowledge of the Company and except as described on Schedule 5.13 of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Plan,

Company Employment Agreement, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of any member of the Company Group.

(n) The Company has delivered or caused to be delivered to the Acquisition Sub or its counsel true and complete copies of each Employee Plan, together with all amendments thereto, and, to the extent applicable, (i) all current summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three (3) plan years; (iii) the most recent determination letter related to any of the Employee Plans intended to qualify under Section 401(a) of the Code; and (iv) any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures.

Section 5.14. Litigation. Except as reflected on Schedule 5.14 of the Disclosure Schedule, there are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Company, threatened against or relating to any member of the Company Group, before any court, Governmental Authority, or any arbitrator. No member of the Company Group is subject to any judgment, decree, injunction, rule or order of any court or Governmental Authority.

Section 5.15. No Violation of Law. The Company is not in violation, in any material respect, of or has not been given written notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, as hereinafter defined) of any Governmental Authority, and specifically, but not by way of limitation, the Foreign Corrupt Practices Act. Except as described on Schedule 5.15 of the Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to any member of the Company Group is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same. The Company Group has all permits (including without limitation Environmental Permits (as defined in Section 5.20)), licenses, franchises, variances, exemptions, orders and other governmental authorizations, necessary to conduct its Business as presently conducted (collectively, the “Company Permits”). No member of the Company Group is in violation, in any material respect, of the terms of any Company Permits. The consummation of the Transaction will not cause the Company Group to lose for any period its right or ability to conduct its business pursuant to the Company Permits.

Section 5.16. Insurance Policies. Schedule 5.16 of the Disclosure Schedule sets forth a true and accurate list and summary of current insurance coverage or information concerning any self-insurance program with respect to the Company Group. No member of the Company Group has received written notice from any current insurance carrier of the intention of such carrier (a) to discontinue any material insurance coverage afforded to the Company; or (b) to materially increase the premium costs of such insurance.

Section 5.17. Suppliers. Except as set forth on Schedule 5.17 of the Disclosure Schedule, no single supplier accounted for more than ten percent (10%) of the raw materials, services or merchandise purchased by the Company Group, on an aggregate basis, during the year ended December 31, 2012. Since December 31, 2012 there has not been (a) any adverse change in the business relationship of the Company Group with any such supplier, or (b) any material change in any term (including credit terms) of the agreements with any such supplier made outside the ordinary course of business. To the Knowledge of the Company, there are no existing, announced or anticipated changes in the policies of any supplier which will materially affect the amount of business the Company Group conducts with such supplier after the date of this Agreement.

Section 5.18. Customers and Distributors. Except as set forth on Schedule 5.18 of the Disclosure Schedule, no single customer or distributor accounted for more than ten percent (10%) of the sales of the Company Group during the year ended December 31, 2012. Schedule 5.18 of the Disclosure Schedule sets forth the amount of sales of the Company Group which were to customers located outside of the United States of America during such periods, itemized by country. Except as set forth on Schedule 5.18 of the Disclosure Schedule, since December 31, 2012 there has not been (a) any adverse change in the business relationship of the Company Group with any customer or distributor identified on Schedule 5.18 of the Disclosure Schedule; or (b) any material change in any term (including credit terms) of the agreements with any such customer or distributor. To the Knowledge of the Company, there are no existing, announced or anticipated changes in the policies of any customers or distributors which will materially affect the amount of business the Company conducts with such customers or distributors after the date of this Agreement.

Section 5.19. Taxes. Except as disclosed on Schedule 5.19 of the Disclosure Schedule:

(a) all Tax Returns required to be filed by any member of the Company Group have been duly and timely filed with the appropriate Governmental Authority and all such Tax Returns are correct and complete in all material respects;

(b) all Taxes for which any member of the Company Group has liability have been timely paid in full and all Tax withholding and deposit requirements imposed on or with respect to any member of the Company Group (including with respect to any payments to its employees) have been satisfied;

(c) no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Taxes due from or Tax Returns required to be filed by any member of the Company Group; no member of the Company Group is currently under audit or examination by any Governmental Authority with respect to any Taxes or Tax Returns; there are no Liens (other than Permitted Liens) on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax; and no claim has ever been made by a Governmental Authority in a jurisdiction in which any member of the Company Group does not file Tax Returns that it is or may be required to file a Tax Return in that jurisdiction;

(d) true, correct and complete copies of material Tax Returns filed by any member of the Company Group during the past three years, and all correspondence to a member of the Company Group from, or from a member of the Company Group to, a Governmental Authority relating to such Tax Returns or Taxes due from a member of the Company Group, have been made available to the Buyers;

(e) for federal income tax purposes, at all times since their existence, (i) the Company has been classified as a corporation within the meaning of Treasury Regulation Section 301.7701-2, (ii) FCC International, Inc. has satisfied the requirements to be treated as an interest charge domestic international sales corporation within the meaning of Internal Revenue Code Section 992, and (iii) FC Pro, LLC has been classified as disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3;

(f) no member of the Company Group is a party to any Tax sharing, allocation, or indemnity agreement or arrangement and has no obligation to indemnify or make a payment to any person in respect of any Tax for any past, current or future period;

(g) no member of the Company Group has entered into any agreement or arrangement with any Governmental Authority that requires any member of the Company Group to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available and no member of the Company Group is party to any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(h) there is no material property or obligation of any member of the Company Group, including uncashed checks to vendors, customers or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws; and

(i) no member of the Company Group has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011- 4(b) (and all predecessor regulations).

Section 5.20. Environmental Matters. Except as described on Schedule 5.20 of the Disclosure Schedule:

(a) No written notice, demand, request for information, citation, summons or order has been received, and no complaint has been served, and no penalty has been assessed by any Governmental Authority relating to or arising out of non-compliance by the Company Group with any Environmental Laws (as defined below) which is still pending;

(b) No investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority relating to or arising out of any violation by the Company Group of any Environmental Law;

(c) The Company Group is in compliance, in all material respects, with all Environmental Laws and Environmental Permits (as defined below); and

(d) To the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for Liability under applicable Environmental Laws.

For purposes of this Agreement, (i) “Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority relating to the protection of the environment or protection of human health from exposure to hazardous materials that is currently in effect in any and all jurisdictions in which the Company owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and all other environmental conservation or protection laws, and (ii) “Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any facility or operation of the Company Group to comply with requirements of Environmental Laws.

Section 5.21. Contracts. Schedule 5.21 of the Disclosure Schedule identifies each of the following Contracts used in connection with the Business to which any member of the Company Group is a party or by which any member of the Company Group or its properties or any of the Company Assets is bound (each such Contract, whether or not identified on Schedule 5.21 of the Disclosure Schedule, a “Material Contract”):

(a) any Contract that provides for the payment or potential payment by any member of the Company Group of more than $250,000 in any period of twelve consecutive months or more than $500,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations which will arise or exist as a result of or following its termination;

(b) any Contract that constitutes an open purchase order or other executory Contract relating to the sale, purchase, lease or provision by any member of the Company Group of goods or services in excess of $250,000 in any period of 12 consecutive months;

(c) any Contract that grants any Person the exclusive right to buy or sell products or provide or receive services within any geographical region other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations which will arise or exist as a result of or following its termination;

(d) any Contract that limits or purports to limit the freedom of any member of the Company Group to compete in any line of business or to conduct business in any geographic location;

(e) any Contract pursuant to which any Person is required to purchase or sell a stated portion of its requirements or output from or to another Person;

(f) any Contract that is for the sale of goods or services and has not been substantially completed by any member of the Company Group as of the date of this Agreement and which was entered into by any member of the Company Group with the expectation that such member of the Company Group would incur a loss;

(g) any Contract relating to the payment of any Tax or the filing of Tax Returns;

(h) any Contract that was entered into outside of the ordinary course of business of the Company Group since December 31, 2012 (including the acquisition or disposition of all or substantially all of the equity or assets of any company or operating division (by asset sale, stock sale, merger or otherwise));

(i) any Contract constituting a partnership, joint venture or other similar Contract;

(j) any Contract relating to Debt, any Contract for the sale of accounts receivable, or any Contract requiring any member of the Company Group to maintain the financial position of or advance or loan money to any other Person;

(k) any Contract in respect of Intellectual Property Rights granted to or by any member of the Company Group (other than off-the-shelf software licenses);

(l) any lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $50,000 in any consecutive 12-month period;

(m) any Contract providing for the deferred payment of any purchase price, including any “earn out” or other contingent fee arrangement;

(n) any Contract creating a Lien on any of the Company Assets;

(o) any Contract between any member of the Company Group or the Seller, on one hand, and any Affiliate of any member of the Company Group (other than any other member of the Company Group), on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by the Transaction Documents or (B) the indemnification of such Affiliate by any member of the Company Group or the Seller);

(p) any Contract providing for the purchase or sale of real property;

(q) any Contract between any member of the Company Group and any Governmental Authority; and

(r) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts.

True and complete copies (including all amendments) of each Material Contract have been provided to Flotek and the Acquisition Sub. Except as disclosed on Schedule 5.21 of the Disclosure Schedule: (i) each Material Contract is the legal, valid obligation of a member of the Company Group and, to the Knowledge of the Company, each other Person party thereto, binding and enforceable against such members of the Company Group and, to the Knowledge of the Company, each other Person party thereto except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer, and similar laws affecting the rights and remedies of creditors generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity; (ii) no Material Contract has been terminated, and neither the Company Group nor, to the Knowledge of the Company, any other Person is in material breach or default thereunder, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to such members of the Company Group or acceleration thereunder; (iii) no party to any Material Contract has asserted or has any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; and (iv) there are no waivers regarding any Material Contract that have not been disclosed in writing to Flotek and the Acquisition Sub.

Section 5.22. Product and Service Warranty.

(a) Schedule 5.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale, lease, delivery or installation for the products and services of the Company Group (containing applicable guaranty, warranty and indemnity provisions) in the ordinary course of business. Except as disclosed on Schedule 5.22 of the Disclosure Schedule, none of such products or services is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

(b) Schedule 5.22 of the Disclosure Schedule identifies any warranty claim asserted during the three-year period prior to the date of this Agreement from which any member of the Company Group or its Affiliates has incurred costs in excess of $50,000. All Claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of the Seller, threatened, against any member of the Company Group are listed or described on Schedule 5.22 of the Disclosure Schedule.

Section 5.23. Bank Accounts. Schedule 5.23 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which any member of the Company Group has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Except as disclosed on Schedule 5.23 of the Disclosure Schedule, no member of the Company Group has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

Section 5.24. Brokers and Finders. Except as reflected on Schedule 5.24 of the Disclosure Schedule, none of the Stockholders or the Company have entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Stockholders or the Company Group to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the Transaction contemplated hereby. Except as reflected in Schedule 5.24 of the Disclosure Schedule, there is no claim for payment by the Company Group of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction (whether or not reflected on Schedule 5.24 of the Disclosure Schedule, a “Company Fee Obligation”).

Section 5.25. Transactions with Affiliates. Except as set forth on Schedule 5.25 of the Disclosure Schedule, no Stockholder, or any officer or director of any member of the Company Group, or any Person with whom any such Stockholder, officer or director has any relation by blood within the second degree, marriage or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all of such Persons), currently has, or within the past three (3) years has had, any interest in (a) any Contract, arrangement or understanding with, or relating to, the business or operations of the Company Group, (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness with the Company, (c) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company Group or (d) any business or entity that competes with the Company Group.

Section 5.26. Liabilities. The Company is not subject to any Liabilities which exist as of the date hereof other than the Liabilities which are reflected in the Financial Statements, current and long-term liabilities of the Company Group incurred after March 31, 2013 in the ordinary course of business, and the Liabilities which are described on Schedule 5.26 of the Disclosure Schedule.

Section 5.27. Certain Payments.

(a) Each member of the Company Group is, and at all times has been, in compliance with (i) the obligations and requirements of the FCPA, including the anti-bribery provisions and the accounting and record-keeping requirements set forth in the FCPA, (ii) the obligations and requirements of United Kingdom Bribery Act of 2010, (iii) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions and (iv) all other similar or equivalent anti-corruption and/or anti-bribery laws of any jurisdiction applicable to such member of the Company Group (whether by virtue of such Company Group member’s jurisdiction of organization or conduct of its business) (clauses (i), (ii), (iii) and (iv) collectively, “Anti-Corruption Laws”). Each member of the Company Group has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all Anti-Corruption Laws.

(b) No member of the Company Group or any agent, representative, consultant or other third party acting for or on behalf of any member of the Company Group has, at any time:

(i) made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, (A) to (1) any “foreign official” (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign Governmental Authority, or (2) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, in the case of both clauses (1) and (2), in order to assist any member of the Company Group to obtain or retain business for, or direct business to, any member of the Company Group under circumstances which could reasonably be expected to subject any member of the Company Group to liability under any Anti-Corruption Law or (B) that is otherwise illegal or improper under any Anti-Corruption Law; or

(ii) made any fraudulent entry on the Books or Records of any member of the Company Group.

Section 5.28. Books and Records. All Books and Records are located at the Company Premises and have been maintained substantially in accordance with applicable requirements of Applicable Law.

Section 5.29. Securities Matters. The Flotek Shares are being or will be acquired by each Stockholder for his or its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Stockholders at all times to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. Each Stockholder is experienced in evaluating companies such as Flotek and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or its investment and has the ability to suffer the total loss of his or its investment. Each Stockholder has had the opportunity to ask questions of and receive answers from executive officers of Flotek concerning the terms and conditions of the offering of the shares of Flotek Common Stock and to obtain additional information to the satisfaction of the Stockholder. Each Stockholder is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act. Each Stockholder understands that the Flotek Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of Flotek on such exemption is predicated in part on the representations set forth herein. No Stockholder will sell or assign any Flotek Shares except pursuant to a valid registration statement filed pursuant to the Securities Act or pursuant to a valid exemption from the registration requirements thereof.

Section 5.30. Disclosure. No representation or warranty made by the Company and the Stockholders in this Article V contains any untrue statement of a material fact, or omits to state a material fact necessary to make such representation or warranty, in light of the circumstances in which it is made, not misleading.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Agreements. At the Closing:

(a) Flotek and the Stockholders shall enter into the Registration Rights Agreement identical in form and content to the registration rights agreement attached hereto as Exhibit 6.1(b);

(b) Flotek and the Stockholders shall enter into the Escrow Agreement;

(c) the Stockholders shall deliver to Flotek, a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying (A) that the copy of the Company’s articles of incorporation, as attached to the certificate, is a true and correct copy of the Company’s articles of incorporation, and such articles of incorporation are in full force and effect and have not been amended other than as appearing therein; (B) that the copy of the Company’s bylaws, as attached to the certificate, is a true and correct copy of the Company’s bylaws, and such bylaws are in full force and effect and have not been amended other than as appearing therein; (C) copies of the resolutions duly adopted by the shareholders and board of directors of the Company authorizing: (1) the Company to enter into and perform this Agreement and the Transaction Documents to which the Company is a party, as applicable; (2) the Company to consummate the Transaction, including the Merger; and (3) the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party, as applicable, by the Company, and that such resolutions have not been rescinded or amended in any respect and are in full force and effect; and (D) the incumbency and signatures of any authorized officers of the Company executing this Agreement and, as applicable, the Transaction Documents; and

(d) Flotek shall deliver to the Stockholders a certificate of an authorized officer of Flotek, dated as of the Closing Date, certifying (A) that the copy of the Acquisition Sub’s certificate of incorporation, as attached to the certificate of such officer, is a true and correct copy of the Acquisition Sub’s certificate of incorporation, and such certificate of incorporation is in full force and effect and has not been amended other than as appearing therein; (B) that the copy of the Acquisition Sub’s by-laws, as attached to the certificate of such officer, is a true and correct copy of the Acquisition Sub’s by-laws, and such by-laws are in full force and effect and have not been amended other than as appearing therein; (C) copies of the resolutions duly adopted by the stockholder and board of directors of the Acquisition Sub, and by Flotek’s board of directors, authorizing: (1) Flotek and the Acquisition Sub to enter into and perform this Agreement and the Transaction Documents to which Flotek and Acquisition Sub are parties, as applicable; (2) Flotek and the Acquisition Sub to consummate the Transaction, including the Merger; and (3) the execution, delivery and performance of this Agreement and the Transaction Documents to which Flotek and Acquisition Sub are parties, as applicable, by Flotek and Acquisition Sub, and that such resolutions have not been rescinded or amended in any respect and are in full force and effect; and (D) the incumbency and signatures of any authorized officers of Flotek and the Acquisition Sub executing this Agreement and, as applicable, the Transaction Documents.

Section 6.2. Expenses and Fees.

(a) Subject to the following sentence, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such expenses. All legal, accounting and investment banking fees and charges, and other costs and expenses relating to the Transaction incurred by the Company or the Stockholders shall be paid by the Company and/or the Surviving Entity (and shall be taken into account in determining the Net Working Capital as of the Closing Balance Sheet Date under Section 3.2 above, whether or not the services are rendered and/or invoiced before or after April 30, 2013; provided, however, that the investment banking fee due to Periculum Capital Company LLC will not be taken into account in determining the Net Working Capital as of the Closing Balance Sheet Date under Section 3.2 above and, instead, will be distributed from the Merger Consideration at the Closing). and Flotek shall not bear any Liability for such amounts, regardless of when incurred. Notwithstanding the foregoing, however, Flotek shall be responsible for all out-of-pocket legal and filing fees incurred with respect to the HSR Act Filing.

Section 6.3. Agreement to Cooperate.

(a) Subject to the terms and conditions herein provided, each of the Parties hereto shall use Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction, including using Reasonable Efforts to obtain all necessary, proper or advisable waivers, consents and approvals under Applicable Laws and regulations to consummate and make effective the Transaction, including using Reasonable Efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company Group and to lift any injunction or other legal bar to the Transaction (and, in such case, to proceed with the Transaction as expeditiously as possible).

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other legal or administrative proceeding is commenced that questions the validity or legality of the Transaction contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, the Parties agree to cooperate and use Reasonable Efforts to defend against and respond thereto; provided, however, that in the event any claim, action, suit, investigation or other proceeding is commenced against the Company Group or the Stockholders by any Governmental Authority or other legal or administrative proceeding is commenced against the Company Group or the Stockholders pursuant to federal or state antitrust laws, Acquisition Sub shall have the right, at its own expense, to participate therein, and neither the Company nor the Stockholders will settle any such litigation without the consent of Acquisition Sub, which consent will not be unreasonably withheld, conditioned or delayed.

Section 6.4. Public Statements. Except as required by Applicable Law, neither Party shall issue any press release or any written public statement with respect to this Agreement or the Transaction without first consulting with the other Party and the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed.

Section 6.5. Prohibited Activities. In furtherance of the intent of the covenants set forth in Section 6.7 and as additional consideration for the performance by Flotek and the Acquisition Sub pursuant to the terms hereof, each Stockholder agrees, severally and not jointly with any other Person, that he will not, during the period beginning on the date hereof and ending on the third anniversary of the Closing Date, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person:

(a) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, dealer or distributor of any kind, in the business of the Company Group as conducted during the two-year period prior to Closing in the United States of America or in any other jurisdiction in which the Company engaged in business during 2012 or 2013 (the “Territory”);

(b) hire or engage any natural Person who at the time of Closing is employed by the Company in any capacity, or call on or otherwise solicit any Person who is employed by Acquisition Sub with the purpose or intent of attracting that Person from the employ of Acquisition Sub; or

(c) call on, solicit or perform services for, either directly or indirectly, any Person that at that time is, or at any time within two years prior to that time was, a customer of the Company within any Territory for the purpose of soliciting or selling any product or service in competition with the Company within the Territory.

(d) Notwithstanding the foregoing, nothing in this Section 6.5 shall prohibit any of the Stockholders from owning less than two percent (2%) of the outstanding securities of any entity whose equity securities are traded on any national securities exchange.

Section 6.6. FIRPTA Certificates. The Stockholders shall furnish to Flotek on or before the Effective Time non-foreign person certificates as required by Section 1445 of the Code.

Section 6.7. Confidentiality. Each Stockholder agrees that from and after the date of this Agreement any confidential facts, information, know-how, processes, trade secrets, customer lists or other confidential matters that relate in any way to the Business, the Company Assets or the terms of this Agreement shall be maintained in confidence and shall not be divulged by the Stockholder or any of his Affiliates to any Person unless and until they shall become public knowledge (other than by disclosure in breach of this Section 6.7), until they shall become known to the Stockholder on a non-confidential basis from a source other than Flotek, the Company, or the Surviving Entity, or their representatives (other than by disclosure in breach of any applicable confidentiality obligations of such source that are known to the Stockholder) or as required by Applicable Law, including applicable securities laws and regulations; provided, however, that before the Stockholder discloses any of the foregoing as may be required by Applicable Law such Stockholder shall, to the extent legally permissible, give Flotek reasonable advance notice and take such reasonable actions as Flotek may propose to minimize the required disclosure.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1. Survival. All representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is one (1) year after the Closing Date, except that (a) the representations and warranties contained in Sections 5.19 and 5.20 shall survive for the applicable statute of limitations period within which a Governmental Authority is permitted to assert a claim relating thereto plus sixty (60) days, and (b) the representations and warranties contained in Sections 4.1, 4.2, 5.1, 5.2, 5.3, 5.4, and 5.9(a), which shall last indefinitely. No Party shall have any liability for indemnification claims made under this Article VII with respect to any such representation or warranty unless an indemnification claim notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or covenant, if any. If a claim notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, if any, then the applicable representation or warranty shall survive as to such claim, until such claim has been finally resolved. The limitations provided for in this Section shall not affect or limit any claim for fraud or willful misconduct.

Section 7.2. Indemnification by the Stockholders. Subject to the limitations set forth in Sections 7.6, 7.7 and 7.8 below, each Stockholder shall jointly and severally (except as otherwise provided in Section 7.7(d) below) indemnify Flotek and Acquisition Sub, and their respective Affiliates (including their respective officers, directors, employees and agents) (a “Flotek Indemnified Party”) against, and hold each of them harmless from and against, any Damages suffered, paid, or incurred by the indemnified Party as a result of (a) any inaccuracy or breach of any of the representations and warranties made by or on behalf of the Company or the Stockholders in Article V of this Agreement (in each case without regard to any qualification as to materiality or Material Adverse Effect), (b) any violation or breach by the Company or a Stockholder of or default by the Company or a Stockholder under the terms of this Agreement, (c) any Company Fee Obligation, (d) Pre-Closing Taxes (but not including any 2013 ad valorem real property or personal property taxes that are not payable prior to the Closing), (e) Liabilities arising from the operations of any member of the Company Group prior to the Effective Time, other than Assumed Liabilities, (f) any Change of Control Payment Obligation, and/or (g) the allocation of the Merger Consideration among the Stockholders pursuant to Schedule 3.1 attached hereto.

Section 7.3. Indemnification by Acquisition Sub and Flotek. Subject to the limitations set forth in Sections 7.6, 7.7 and 7.8 below, Acquisition Sub and Flotek will indemnify, protect and defend each Stockholder against, and hold each Stockholder harmless from and against, any and all Damages suffered, paid, or incurred by such Stockholder as a result of (a) any inaccuracy or breach of the representations and warranties made by or on behalf of

Flotek and Acquisition Sub in Article IV of this Agreement (in each case without regard to any qualification as to materiality or Material Adverse Effect), and/or (b) any violation or breach by Acquisition Sub or Flotek of or default by Acquisition Sub or Flotek under the terms of this Agreement.

Section 7.4. Procedure.

(a) Promptly after receipt by a person entitled to indemnity under this Article VII (an “Indemnified Person”) of notice of the assertion of a claim by a non-party hereto (“Third-Party Claim”) against it, such Indemnified Person shall give notice to the Person or Persons obligated to indemnify the Indemnified Person under this Article VII (whether one or more, an “Indemnifying Person”) of the assertion of such Third-Party Claim; provided, however, that the failure to so promptly notify the Indemnifying Person of such Third-Party Claim will not relieve such Party from any Liability which it may have under this Article VII except to the extent such failure materially prejudices the Indemnifying Person.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.4(a) hereof of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Third-Party Claim. After the Indemnifying Person provides notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption shall not be deemed consent by the Indemnifying Person that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s written consent (which consent may not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of any legal requirement or any violation of the rights of any person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its written consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) business days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnified Person shall defend the Third Party Claim, but any settlement of such claim will require the consent of the Indemnifying Person, which consent may not be unreasonably withheld, conditioned or delayed.

(c) With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Party fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) If the Indemnifying Person is responsible for the attorneys’ fees of the Indemnified Person and there is more than one Indemnified Person with respect to the Third-Party Claim, then the Indemnified Persons shall retain only one law firm to represent them with respect to such claim unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more of such Indemnified Persons.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VII, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information of each Party and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) such Party will use its commercially reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information of the other Party (consistent with applicable law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 7.5. Escrow. The following terms shall apply to the Escrow Amount:

(i) If, prior to final release of the Escrow Amount to the Stockholder, the Stockholders become finally obligated to make payments in respect of any Damages pursuant to this Article VII and such obligation is not in dispute, then, subject to the provisions of this Section 7.5, Flotek and the Stockholders’ Representative shall promptly (but in any event within five Business Days of such obligation arising (or, if later, ceasing to be in dispute)) issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount pursuant to such obligation (up to a maximum amount equal to the Escrow Amount then on deposit in the Escrow Account) from the Escrow Account to the Flotek Indemnified Party within three (3) Business Days of receipt of such joint written instructions.

(ii) To the extent the Stockholders are obligated to make payments in respect of any Damages pursuant to this Article VII, such Damages shall be satisfied first by the release to the Flotek Indemnified Party from the Escrow Account of the amount payable by the Stockholders, fifty percent (50%) in cash and fifty percent (50%) in Flotek Shares, with Flotek Shares valued for such purpose at the Closing Stock Value. To the extent the Escrow Amount then on deposit in the Escrow Account is insufficient to fully satisfy any such Indemnified Amount, then, subject to the provisions of this Section 7.5, any remaining payments that the Stockholders are obligated to make shall be payable directly by the Stockholders pursuant to Section 7.2.

(iii) On the Escrow Interim Release Date, Flotek and the Stockholders’ Representative shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Stockholders from the Escrow Account within three Business Days of receipt of such joint written instructions $5,000,000 minus (A) the amount, if any, of such

Escrow Amount that the Escrow Agent has released in accordance with this Agreement and the Escrow Agreement as of such date, (B) the amount, if any, of such Escrow Amount that the Escrow Agent has been instructed to release in accordance with this Agreement and the Escrow Agreement but has not actually released as of such date and (C) if any Flotek Indemnified Party has on or prior to such date asserted in good faith a Claim with respect to any Damages, a reasonable reserve amount (as determined by Flotek). Any amounts released pursuant to this Section 7.5(iii) shall be released in the form of 50% cash (among the Stockholders pro rata in proportion to the total amount of cash to be received by each of them under Section 3.1(a) above) and 50% Flotek Shares (among the Stockholders pro rata in proportion to the total number of Flotek Shares to be received by each of them under Section 3.1(a) above), based on a valuation of the Flotek Shares at the Closing Stock Value.

(iv) On the Escrow Final Release Date, Flotek and the Stockholders’ Representative shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Stockholders from the Escrow Account within three Business Days of receipt of such joint written instructions (A) the Escrow Amount then on deposit in the Escrow Account, if any, minus (B)(1) the amount, if any, of such Escrow Amount that the Escrow Agent has been instructed to release in accordance with this Agreement and the Escrow Agreement but has not actually released as of such date and (2) if any Flotek Indemnified Party has on or prior to such date asserted in good faith a Claim with respect to any Damages, a reasonable reserve amount (as determined by Flotek). The cash to be released under this Section 7.5(iv) shall be distributed among the Stockholders pro rata in proportion to the total amount of cash to be received by each of them under Section 3.1(a) above) and the Flotek Shares to be released under this Section 7.5(iv) shall be distributed among the Stockholders pro rata in proportion to the total number of Flotek Shares to be received by each of them under Section 3.1(a) above).

(v) Following resolution from time to time of any Claim for which a reserve of a portion of the Escrow Amount then on deposit was established as described in Sections 7.5(e)(iii), Flotek and the Stockholders’ Representative shall execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to release such reserve amount from the Escrow Account to the Stockholders, the Flotek Indemnified Parties, or both, as appropriate for the resolution of such Claim within three Business Days of receipt of such joint written instructions.

(vi) If Flotek or the Stockholders’ Representative shall fail to timely execute and deliver joint written instructions when required hereunder, the Stockholders’ Representative or Flotek, respectively, shall be entitled to seek an order, judgment or decision that will enable the Escrow Agent to distribute to the Stockholders or the Flotek Indemnified Party, as applicable, the Escrow Amount to which it is entitled and to seek Damages from Flotek or the Stockholders, as applicable, as a result of such failure to comply herewith.

Section 7.6. Express Negligence; Indemnification. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified Party. The rights of the Parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such Parties or their representatives, regardless of negligence in the conduct of any such investigations. The representations, warranties and covenants and agreements made by the Parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the Transaction contemplated hereby.

Section 7.7. Limitations on Liability.

(a) The Company and the Stockholders will have no liability under Section 7.2(a) and Section 7.2(e) until the aggregate amount of all Damages with respect to matters covered by such Sections exceeds $600,000 (the “Deductible”), in which case the Company and the Stockholders shall be liable only for Damages in excess of the Deductible.

(b) The maximum amount of Damages that Flotek and the Acquisition Sub will be entitled to recover from the Company and the Stockholders pursuant to Section 7.2(a) and Section 7.2(e) shall equal $20,000,000 (the “Cap”).

(c) Notwithstanding anything herein to the contrary, neither the Deductible nor the Cap shall apply to or limit any recovery for any Damages arising from a breach of Section 5.1, Section 5.2, Section 5.3, Section 5.4 or 5.9(a), or any claim arising from actual fraud, provided that the maximum aggregate amount of Damages that Flotek and the Acquisition Sub will be entitled to recover from the Stockholders pursuant to Section 7.2(a) for any Damages arising from a breach of Section 5.1, Section 5.2, Section 5.3 or Section 5.4, shall be limited to $99,500,000.

(d) Notwithstanding any other provision of this Agreement to the contrary, to the extent this Agreement provides that any liability or obligation of the Stockholders is to be joint and several, such provision shall not apply to either of the Snively Trusts and, instead the liability of the Snively Trusts shall be only joint and several with respect to each other, and several with respect to the other Stockholders in proportion to their respective Proportionate Ownership. For example, if the Stockholders are liable for Damages in the amount of $1,000,000 under this Agreement, then the liability of the Snively Trusts will be limited to $100,000 in the aggregate (10% of $1,000,000),with each such Snively Trust being jointly and severally liable for such amount.

Section 7.8. Exclusive Remedy. No Party shall have any liability, and no Party shall make any claim, for any Liability or other matter (and each of the Parties hereby waives any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in this Article VII or for any remedy available to the Acquisition Sub for fraud or willful misconduct.

ARTICLE VIII

DEFINITIONS AND RULES OF CONSTRUCTION

Section 8.1. Definitions; Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, US dollars.

(f) Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them pursuant to GAAP.

Section 8.2. Definitions. For purposes of this Agreement:

“Affiliates” means a Person controlling, controlled by, or under common control with, the Person to whom the reference is made.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“Assumed Liabilities” means (i) the amounts indicated as liabilities on the consolidated balance sheet of the Company Group dated March 31, 2013, and (ii) the current and long-term liabilities of the Company Group incurred after March 31, 2013 in the ordinary course of business.

“Base Balance Sheet” means the consolidated balance sheet of the Company as of the Base Balance Sheet Date included in the Financial Statements.

“Base Balance Sheet Date” means December 31, 2012.

“Books and Records” means all books and records pertaining to the Company Group, the Business, the Company Assets, or the Employees, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the employees of the Company Group, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.

“Business” means the business and operations conducted by the Company prior to the Effective Time.

“Business Days” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

“Change of Control Payment Obligation” means any obligation of any member of the Company Group to pay compensation or value to any employee, former employee, contractor, former contractor or other Person, that arises and becomes payable as a result of the consummation of the Transaction.

“Charter Documents” means, with respect to a Person, the organizational documents that govern such Person pursuant to its jurisdiction of formation or organization, including as applicable, certificates or articles of incorporation, certificates or articles of formation, bylaws, limited liability company operating agreements, regulations, partnership or limited partnership agreements, and similar instruments.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders.

“Closing Stock Value” means $16.20.

“Code” means the Internal Revenue Code of 1986, and any successor statute.

“Company Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned or leased by any member of the Company Group.

“Company Group” means the Company and the Company Subsidiaries. Any reference in this Agreement to “a member of the Company Group” means the Company or either of the Company Subsidiaries.

“Company Subsidiaries” means FC Pro, LLC, a Delaware limited liability company and FCC International, Inc., a Florida corporation.

“Contract” means any legally binding obligation or agreement, whether or not reduced to writing, and specifically including, without limitation, any client or customer agreement, note, bond, mortgage, lease of real or personal property (including, without limitation, automobile, vehicle and other equipment leases), license and other instrument.

“Damages” means any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, but will not include (i) any consequential damages, (ii) any exemplary or speculative damages, or (iii) any punitive damages except, in the case of clauses “(i)” through “(iii)” of this definition, such damages relate to or arise out of a Third-Party Claim in which case, such damages shall constitute “Damages.”

“Debt” means any Liability of the Company Group for borrowed money.

“Disclosure Schedule” means the disclosure schedule which has been delivered by the Company and the Stockholders to Flotek and the Acquisition Sub in connection with the execution and delivery of this Agreement arranged in sections corresponding to the numbered and lettered sections and subsections contained in Article V.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means CenterState Bank of Florida, N.A., who will serve as escrow agent under the Escrow Agreement, in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in reasonable and customary form by and among Flotek, the Stockholders and the Escrow Agent, dated as of the Closing Date.

“Escrow Amount” means the Escrow Deposit, together with such interest as may have accrued from time to time on such amount, and subject to reduction in accordance with this Agreement and the Escrow Agreement.

“Escrow Interim Release Date” means the date that is six (6) months after the date of the Closing.

“Escrow Final Release Date” means the date that is one (1) year after the date of the Closing.

“Exchange Act” means the Securities Exchange Act of 1934.

“Flotek Common Stock” means the common stock of Flotek, .0001 par value per share.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” means generally accepted accounting principles, consistently applied, of the United States of America, as applicable.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any agency, natural Person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountant” means Grant Thornton or such other national accounting firm as may be agreed upon in writing by Flotek and the Stockholders’ Representative.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge of the Company” means (i) the actual knowledge of any Stockholder, (ii) the actual knowledge of the President of the Company, Josh Snively, (iii) the actual knowledge of the CFO of the Company, Tom Hodge, and/or (iv) the knowledge that Josh Snively or Tom Hodge would be expected to have if they had conducted a reasonable inquiry of those individuals within the Company who had responsibility over the subject matter at issue.

“Liabilities” means all damages, liabilities or obligations of any nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, known or unknown, or otherwise, including indebtedness for money borrowed, accounts payable, liabilities imposed by law and/or Governmental Authorities.

“Liens” means all mortgages, restrictions, liens, pledges, charges, claims, options, calls, or encumbrance of any nature whatsoever.

“Material Adverse Effect” means any event, occurrence, change or development, which has, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, capitalization, prospects, results of operations or condition (financial or other) of the Company Group, taken as a whole provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) global, national or regional economic, business, regulatory, market or political conditions or national or global financial markets, including changes in interest or exchange rates or (B) the Company Group’s industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Applicable Law or GAAP or the enforcement, implementation or interpretation thereof, or (iv) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of Flotek and the Acquisition Sub,

“Net Working Capital” shall mean the consolidated cash, accounts receivable (adjusted for an allowance for doubtful accounts), inventory, prepaid expenses, prepaid taxes and other current assets of the Company less the consolidated current liabilities and long term liabilities of the Company Group, all as determined pursuant to GAAP.

“Party” means any one of the Parties.

“Parties” means Flotek, the Acquisition Sub, the Company, and the Stockholders.

“Permitted Liens” means:

(a) Liens for current period Taxes which are not yet due and payable;

(b) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the ordinary course of business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Final Closing Date Balance Sheet;

(c) minor defects, irregularities in title, easements, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not had, and are not reasonably likely to have, an adverse effect on the ability of any member of the Company Group or their Affiliates to own or use such property in the manner previously or currently owned or used by any member of the Company Group nor (ii) materially impair the financeability, marketability or value of such property;

(d) Liens affecting a landlord’s interest in property leased to any member of the Company Group so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected, or otherwise); and

(e) Any other matters listed as exceptions from coverage on Schedule B of the title insurance policy held by the Company with respect to any of its real property which policy has been provided to Flotek and/or its counsel.

“Person” means any natural person, firm, general or limited partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Pre-Closing Taxes” means any Taxes of any member of the Company Group attributable to any Pre-Closing Taxable Period, other than Taxes accrued as a current liability on the Final Closing Date Balance Sheet). In the case of any Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that are attributable to the Pre-Closing Taxable Period is (i) in the case of any property or ad valorem Taxes or other Taxes determined without regard to income, receipts or transactions occurring on a specific date, deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period up to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Straddle Period ended on and included the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period up to and including the Closing Date and the remainder of such Straddle Period in proportion to the number of days in each period. Any franchise Tax or other Tax providing the right to do business for a specified period shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period up to and including the Closing Date.

“Proportionate Ownership” means the respective percentages of the issued and outstanding shares of common stock of the Company that are owned by each of the Stockholders immediately prior to the Closing as set forth on Schedule 5.2 of the Disclosure Schedule.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Snively Trusts” means the two (2) trusts of which Joshua A. Snively, Sr. is the trustee and which hold, in the aggregate, ten percent (10%) of the issued and outstanding shares of common stock of the Company immediately prior to the Closing.

“Stockholders’ Representative” means Carla S. Hardy.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiaries” means any entity which is (a) controlled directly or indirectly by the Company, or (b) with respect to which the Company directly or indirectly owns any equity interest.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means a return, declaration of estimated Tax, Tax report or information return relating to any Taxes with respect to the applicable Person or their income, assets or operations.

“Transaction” means, collectively, the transactions contemplated under this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement and any and all other agreements, instruments and documents executed by the Parties as part of the Closing.

Section 8.3. Index. The definitions of certain terms are set forth in the Sections indicated:

10-K	Section 4.3(b)
Arbitrator	Section 9.11(b)(i)
Cap Cash Portion	Section 7.7(b) Section 3.1
Closing	Section 3.6
Closing Balance Sheet Date	Section 3(a)
Closing Date
Company Employment Agreements	Section 5.13(c)
Company Facilities	Section 5.9(a)
Company Fee Obligation	Section 5.24 Section 5.15
Company Permits
Deductible	Section 7.7(a)
Disputed Working Capital Items	Section 3.2(f)
Disputes	Section 9.11
Disputing Party	Section 9.11(b)
Dispute Notice	Section 9.11(a)(i)
Dispute Response	Section 9.11(a)(i)
Disputing Party	Section 9.11(b)
Effective Time	Section 1.2
Employees	Section 5.13(a)
Employee Plans	Section 5.13(c)
Environmental Laws	Section 5.20
Environmental Permits	Section 5.20
ERISA	Section 5.13(c)
Escrow Deposit	Section 3.1(a)
Estimated Closing Date Balance Sheet	Section 3.2(a)
Estimated Net Working Capital	Section 3.2(a)

Final Closing Date Balance Sheet	Section 3.2(e)
Financial Statements	Section 5.5
Florida Act	Section 1.1
Flotek	Preamble
Flotek Representative	Section 9.11(a)(i)
Flotek Shares	Section 3.1
Inventory	Section 5.8
Material Contracts Merger Merger Filings Merger Consideration Personal Property Representatives	Section 5.21 Section 1.1 Section 1.2 Section 3.1 Section 5.10(b) Section 9.11(a)(i)
Scheduled Personal Property	Section 5.10(a)
Stockholder or Stockholders Surviving Entity	Preamble Section 1.1
The Company	Preamble
Territory Third-Party Claim Working Capital Dispute Notice	Section 6.5(a) Section 7.4 Section 3.2(f)

ARTICLE IX

MISCELLANEOUS

Section 9.1. Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 9.2. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below (with confirmation of transmission), or (ii) five (5) Business Days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Acquisition Sub or Flotek:	10603 W Sam Houston Pkwy N #300
Houston, Texas 77064
Telefax No. (713) 896-4511

With a copy to:	Casey W. Doherty, Sr.
Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Telefax No. (713) 572-1001

If to the Stockholders:	Carla S. Hardy
[Redacted]
[Redacted]

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32801 Attention: James J. Hoctor

Section 9.3. Successors. This Agreement shall be binding upon each of the Parties upon their execution, and inure to the benefit of the Parties and their respective successors and assigns. Specifically, but not by way of limitation, Acquisition Sub shall be permitted to assign and transfer all or any portion of its rights hereunder to any Affiliate of Flotek provided that Flotek continues to be an obligor with respect to such assigned obligations following such assignments.

Section 9.4. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 9.5. Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 9.6. Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of laws principles thereof.

Section 9.8. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 9.9. Waiver. Any waiver by any Party to be enforceable must be in writing and no waiver by any Party shall constitute a continuing waiver.

Section 9.10. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

Section 9.11. Dispute Resolution. Any dispute between the Parties that arises from or relates to the Transaction Documents, the relationship between such Parties that is created pursuant to the terms of the Transaction Documents, any alleged breach of any provision hereof or thereof, or in any way relating to the subject matter hereof or thereof (all of which are referred to in this Agreement as “Disputes”), including any Disputes that are extra-contractual in nature, or that are based on contract, tort, state or federal law, or other legal or equitable bases, regardless of whether a Party is seeking Damages or any other relief and regardless of whether or not any specific Transaction Document refers to this Section 9.11 shall be resolved as provided in this Section 9.11; and provided, however, that any dispute pursuant to the Employment Agreement shall in no event be deemed a “Dispute” hereunder.

(a) Informal Dispute Resolution. Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their Dispute informally, as follows:

(i) First, the complaining Party must provide notice of the Dispute in accordance with the notice provisions of Section 9.2 (the “Dispute Notice”). Upon receipt of the Dispute Notice, the Stockholders’ Representative and the CEO or other chief executive officer of Flotek (the “Flotek Representative” and, together with the Stockholders’ Representative, the “Representatives”) shall meet to discuss the basis for the Dispute and shall use their good faith efforts to reach a reasonable resolution to the Dispute. Upon receipt of the Dispute Notice, the receiving Party shall submit to the other Party a written response (the “Dispute Response”). The Dispute Notice and the Dispute Response shall include (A) a statement of the Party’s concerns and perspectives on the issues in dispute, (B) a summary of supporting facts and circumstances, and (C) the identity of the Representatives who will represent such Party and of any other individual who will accompany the Representatives. Such Representatives shall meet as often as they deem reasonably necessary and shall discuss the problem and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding. In addition, to facilitate such negotiations, the Parties may agree to utilize the services of a mediator whose fees shall be split equally by Flotek and the Stockholders.

(ii) The Parties agree that any written statements, including the Dispute Notice and the Dispute Response, will be prepared in connection with settlement negotiations, and as such will be privileged and shall not be used against the Party who prepared such statement unless it is subsequently introduced by the preparing Party in any formal proceedings. The Parties also agree that the informal settlement negotiations will be conducted privately, amicably and confidentially.

(iii) Should the Representatives fail to reach agreement within 30 days after receipt of the Dispute Notice in accordance with Section 9.11(a)(i) (or such longer period as such Representatives may agree in writing), then formal proceedings for the resolution of such Dispute may be commenced in accordance with the remainder of this Section 9.11.

(iv) This Section 9.11 will not be construed to prevent the Parties from instituting, and the Parties are authorized to institute, formal proceedings (including seeking provisional remedies such as attachment, temporary restraining order, preliminary injunction and replevin from the appropriate court) earlier to avoid the expiration of any applicable limitations period, to avoid irreparable harm, to preserve a superior position with respect to other creditors, or, to pursue injunctive or other equitable remedies.

(b) Arbitration. If the Parties are unable to resolve any Dispute arising under this Agreement as contemplated by Section 9.11(a), then (subject to the exceptions referred to in Section 9.11(a)(iv)) such Dispute shall be submitted to mandatory and binding arbitration at the election of either Flotek or the Stockholders’ Representative (the “Disputing Party”) pursuant to the following conditions:

(i) Procedures. The arbitration shall be conducted pursuant to (i) the Federal Arbitration Act with the arbitrator(s) selected pursuant to the procedures set forth in Section 9.11(b)(ii)(B) or Section 9.11(b)(ii)(C) below (the “Arbitrator(s)”), and (ii) the Commercial Arbitration Rules of the American Arbitration Association, as they may be amended from time to time, except as otherwise expressly provided in this Section 9.11 (the “AAA Rules”). In resolving the substance of the Dispute, the Arbitrator(s) shall apply substantive Florida law or applicable substantive federal law; provided, however, that no aspect of the Florida Arbitration Act shall be applied to the arbitration proceeding.

(ii) Selection of Arbitrator(s).

(A) The Disputing Party shall notify the other Parties that it is submitting the Dispute to final and binding arbitration to be conducted privately and confidentially in accordance with the terms of this Section 9.11.

(B) If the amount in dispute is less than $1,000,000, then such Dispute shall be resolved by a single Arbitrator mutually acceptable to Flotek and the Stockholders’ Representative. If the Parties are unable to agree upon a mutually acceptable Arbitrator within 30 days of the submission of the Dispute to arbitration, such Arbitrator shall be appointed in accordance with the AAA Rules.

(C) If the amount in dispute is $1,000,000 or more, then, within 30 days after the notice of initiation of the arbitration procedure, the Flotek Representative and the Stockholders’ Representative shall each nominate one Arbitrator, who must be neutral. If either the Flotek Representative or the Stockholders’ Representative fails or refuses to timely nominate an Arbitrator, such Arbitrator shall be appointed in accordance with the AAA Rules. Upon selection of the two Arbitrators by the Flotek Representative and the Stockholders’ Representative, the two Arbitrators shall select a third Arbitrator within 15 days after their appointment, failing agreement on which such third Arbitrator shall be appointed in accordance with the AAA Rules. The Arbitrators, acting by majority vote, shall resolve all Disputes between the Parties. If one of the Party-appointed Arbitrators refuses to participate in the proceedings or refuses to vote, the unanimous decision of the other two Arbitrators shall be binding.

(iii) Replacement of Arbitrator. Should any Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 9.11(b), such Arbitrator shall be replaced in the same manner by which he or she was appointed (e.g., if a Party appointed the departing Arbitrator, that Party would appoint his or her replacement, and if the two Party-appointed Arbitrators appointed the departing Arbitrator, then they would appoint his or her replacement).

(iv) Place of Arbitration. The arbitration shall be held in Atlanta, Georgia in the office of the American Arbitration Association or such other location as may be agreed upon by Flotek and the Stockholders’ Representative.

(v) Conduct of Arbitration. Upon the service of an arbitration demand, the Flotek Representative and the Stockholders’ Representative shall discuss and attempt to agree upon the manner, timing and extent of discovery that may be conducted prior to and in preparation for the arbitration hearing. In the event Flotek and the Stockholders’ Representative are unable to agree upon the manner, timing and extent of discovery, such issues shall be submitted to the Arbitrator(s) for resolution. However, under no circumstances shall the Arbitrator(s) allow more depositions, interrogatories, requests for production of documents and requests for admission than permitted by the presumptive limitations set forth in Fed. R. Civ. P. 26(b)(2). The Arbitrator(s) shall have the authority to impose appropriate sanctions, including an award of reasonable attorneys’ fees, against any Party that fails to cooperate in good faith in discovery permitted by this Section 9.11(b)(v) or ordered by the Arbitrator(s). If the amount in dispute is less than $1,000,000, unless otherwise agreed by the Parties, the arbitration hearing shall be conducted no later than 150 days after the selection of the Arbitrator in accordance with the procedures set forth in Section 9.11(b)(ii). If the amount in dispute is $1,000,000 or more, the arbitration hearing shall be conducted at such time as the Parties have completed the discovery permitted by this Section 9.11(b)(v) and as determined by the Arbitrators. Unless otherwise agreed by the Parties, the arbitration hearing shall be conducted on consecutive days. There shall be no transcript of the arbitration hearing. The Arbitrator(s) must give effect to legal privileges including the attorney-client privilege and the work-product immunity.

(vi) Arbitration Award. The Arbitrator(s) shall render a binding decision within 20 days after the completion of the arbitration hearing. The award of the Arbitrator(s) shall be reasoned and in writing. The Arbitrator(s) must certify in the award that such award conforms to the terms and conditions set forth in this Agreement (e.g., the award must comply with the parameters set forth in Article IX of this Agreement). The award rendered by the Arbitrator(s) shall be conclusive, and judgment on the award may be entered in any court having jurisdiction.

(vii) Binding Nature of the Arbitration Award. The arbitration award shall be binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

(viii) Time of the Essence. The Arbitrator(s) are instructed that time is of the essence in the arbitration proceeding, and that the Arbitrator(s) shall have the right and authority to issue reasonable monetary sanctions against any of the Parties if, upon a showing of good cause, that Party is unreasonably delaying the proceeding. The amount of such sanction shall be related to the additional harm, if any, caused by the delay.

(ix) Expenses. The Arbitrator(s) shall have the authority to assess the costs and expenses of the arbitration proceeding (including the Arbitrator(s)’ fees and expenses) against any or all of the Parties. The Arbitrator(s) shall also have the authority to award attorneys’ fees and expenses to the prevailing Party.

(x) Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Parties.

(xi) Severability. If a court of competent jurisdiction determines that any provision of this Section 9.11 is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Section 9.11 and all other provisions shall remain in full force and effect.

(xii) Acknowledgement. THE PARTIES HEREBY ACKNOWLEDGE THAT IN ENTERING INTO THIS SECTION 9.11 THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHT TO A JURY TRIAL.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first set forth above.

FLOTEK:

FLOTEK INDUSTRIES, INC., a Delaware corporation

By:	/s/ John W. Chisholm
John W. Chisholm
Chief Executive Officer and President

ACQUISITION SUB:

FLOTEK ACQUISITION INC., a Delaware corporation

By:	/s/ John W. Chisholm
John W. Chisholm
Chief Executive Officer and President

THE COMPANY:

FLORIDA CHEMICAL COMPANY, INC., a Florida corporation

By:	/s/ Joshua A. Snively
Joshua A. Snively, President

THE STOCKHOLDERS:

/s/ Paul W. Schulz
Paul W. Schulz, as Trustee of the Paul W. Schulz Revocable Trust dated December 8, 1997

/s/ Carla Schulz Hardy
Carla Schulz Hardy, as Trustee of the Carla Schulz Hardy Revocable Trust dated June 24, 2004

/s/ Carla S. Hardy
Carla S. Hardy, as Trustee of the Carla S. Hardy Grantor Retained Annuity Trust dated November 7, 2012

/s/ Laura S. Bourne
Laura S. Bourne, as Trustee of the Laura Bourne Asset Trust dated October 14, 2004

/s/ Laura S. Bourne
Laura S. Bourne, as Trustee of the Laura Schulz Bourne Trust dated October 14, 2004

/s/ Laura S. Bourne
Laura S. Bourne, As Trustee of the Laura S. Bourne Grantor Retained Annuity Trust Dated November 20, 2012

/s/ Joshua A. Snively
Joshua A. Snively, Sr., as Trustee of the Joshua A. Snively, Sr. and Heather B. Snively Revocable Trust dated November 15, 2004

/s/ Joshua A. Snively
Joshua A. Snively, Sr., as Trustee of the Joshua A. Snively, Sr. Grantor Retained Annuity Trust Dated November 30, 2012

EXHIBIT 5.6

Any member of the Company Group:

(c) Amending its organizational documents in any manner;

(d) Merging or consolidating with or agreeing to merge or consolidate with, or purchasing or agreeing to purchase all or substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division thereof;

(e) Selling, leasing or otherwise disposing of, or agreeing to sell, lease or otherwise dispose of, any of its assets other than in the ordinary course of business consistent with past practice;

(f) Issuing any capital stock or equity interests or any rights to acquire any of its capital stock or equity interests;

(g) Entering into any Contract relating to the distribution or marketing of products by a third party on behalf of the Company Group, or by the Company Group on behalf of any third parties;

(h) Adopting, amending or terminating any Employee Plan;

(i) Amending or terminating any Material Contract;

(j) Entering into any transaction or agreement with any of the Stockholders or any Person with whom any Stockholder has any relation by blood within the second degree, marriage or adoption, or any Affiliate of a Stockholder or any such Person or Persons;

(k) Entering into, modifying or extending in any manner the terms of any employment, severance or similar agreements with any officers or director or granting any increase in the compensation of officers, directors or employees, whether now or hereafter payable (except for transaction bonuses payable by the Company with respect to the transactions contemplated by this Agreement provided for in the Disclosure Schedule and compensation increases and payment of bonuses in the ordinary course of business and consistent with past practice with respect to employees other than executive officers and directors);

(l) Making any capital expenditures which have an aggregate cost of $250,000 or more;

(m) (i) Creating, incurring or assuming any Debt (including obligations in respect of capital leases) or, except in the ordinary course of business under existing lines of credit, create, incur or assume any Debt, (ii) assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for obligations of any other Person, (iii) creating, or allowing the creation of, any Lien applicable to any of the Company Assets other than Permitted Liens, (iv) making any loans or advances to any other Person, or (v) making any capital contributions to, or investments in, any Person;

(n) Change any accounting method or practices of the Company, except as required by applicable law or GAAP;

(o) Waiving any material rights under any Material Contract;

(p) Entering into, assuming or amending any contract or commitment that would be a Material Contract;

(q) Revoking the Company’s election to be taxed as an S corporation within the meaning of Code Section 1361 and Section 1362, or taking or allowing any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Section 1361 and Code Section 1362;

(r) Making or declaring a dividend, payment or other distribution to any of its stockholders or owners; or

Altering in any material respect the practices of the Business relating to the payment of accounts payable or the collection of accounts receivable.